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                                                                      Exhibit 99
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Paul A. Rosinack                                  Michael K. Green
President and CEO                                 Sr. Vice President and CFO
858-451-3771 x1401                                858-451-3771 x1407
paul@synbiotics.com                               mikeg@synbiotics.com
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                 Synbiotics Corporation Receives $2.8 Million in
                   Equity Financing and Restructures Bank Debt

San Diego, California: January 25, 2002 -- Synbiotics Corporation (OTCBB: SBIO) today announced that it has completed a $2.8 million convertible preferred equity financing with Redwood West Coast, LLC, a private investment firm based in Cincinnati, Ohio. In conjunction with the equity financing, forty-one Synbiotics employees converted approximately $1.5 million of contractual stay-bonus payments due them into shares of Synbiotics common stock. Following the financing, Redwood will own approximately 54 percent and the employees will own approximately 21 percent, on an as converted basis, of the outstanding shares of Synbiotics common stock.

Synbiotics also announced that it has restructured the terms of its debt with Comerica Bank. Under the amended Comerica Agreement, the prior line of credit and term debt totaling $7.1 million due in March, 2002 has been consolidated into a single $7.1 million term loan. The new term loan will involve minimal financial covenants and is due in January, 2004.

Paul A. Rosinack, President and CEO of Synbiotics, said, "The Redwood and Comerica transactions complete the restructuring program begun in 2000 and will enable the Company to return its focus to day-to-day business issues. These transactions, coupled with cash flow from business operations, should enable Synbiotics to be self-sustaining, profitable and to return to a growth track." Rosinack also noted that Synbiotics was no longer seeking opportunities to be acquired.

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics, instrumentation and related products for the companion animal, large animal and poultry markets worldwide. Headquartered in San Diego, California, Synbiotics manufactures and distributes its products through its operations in San Diego, CA, Rome, NY, and Lyon, France. For information on Synbiotics and its products, visit the Company's website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the seasonality of major portions of the Company's business and other risks set forth in Synbiotics Corporation's filings with the Securities and Exchange Commission, particularly Form 10-K filed for the year ended December 31, 2000 and subsequent Form 10-Q filings. These forward-looking statements represent Synbiotics Corporation's judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.